Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

by

MATTERSIGHT CORPORATION

of

Up to 111,605 shares of its 7% Series B Convertible Preferred Stock

At a Purchase Price of $8.60 Per Share, Plus Accrued and Unpaid Dividends

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., CHICAGO TIME, ON FRIDAY, APRIL 13, 2012, UNLESS THE OFFER IS EXTENDED.

Mattersight Corporation (the “Purchaser,” the “Company,” “our,” “we” or “us”) is offering to purchase up to 111,605 shares of its 7% Series B Convertible Preferred Stock (“Series B Stock”) at a purchase price of $8.60 per share, plus accrued and unpaid dividends up to, but not including, the date such shares are purchased (the “Settlement Date”), less any applicable withholding taxes and without interest, in cash (the “Offer Price”), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the “Offer”). The Offer and withdrawal rights will expire at 5:00 p.m., Chicago time, on Friday, April 13, 2012, unless the Offer is extended (such date and time, as they may be extended, the “Expiration Date”).

On the terms and subject to the conditions of the Offer, we will pay for shares properly tendered and not properly withdrawn in the tender offer, a price of $8.60 per share, plus accrued and unpaid dividends up to, but not including, the Settlement Date, less any applicable withholding taxes and without interest. Only shares properly tendered and not properly withdrawn will be purchased. Due to the proration provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered. See Section 1 – “Terms of the Offer; Proration” of this Offer to Purchase. Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 4 – “Acceptance for Payment and Payment for Series B Stock” of this Offer to Purchase.

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 111,605 shares pursuant to the Offer. See Section 1 – “Terms of the Offer; Proration” of this Offer to Purchase.

The Offer is not conditioned on any minimum number of shares of Series B Stock being tendered, nor is the Offer subject to any financing condition or contingency. The Offer is, however, subject to certain other conditions. See Section 12 – “Certain Conditions of the Offer” of this Offer to Purchase.

There is no established trading market for the purchase or sale of the Series B Stock. On December 19, 2011, we entered into a Purchase and Settlement Agreement (the “Settlement Agreement”) with various affiliates of Technology Crossover Ventures (“TCV”) to settle arbitration relating to the parties’ dispute regarding whether the sale of the Company’s Integrated Contact Solutions Business Unit triggered immediate payment of the liquidation preference under the Certificate of Designations for the Series B Stock. Under the terms of the Settlement Agreement, the Company repurchased, as of December 20, 2011, all of the 1,872,805 shares of Series B Stock held by TCV for $8.60 per share plus accrued and unpaid dividends. The purchase price that the Company is offering to pay for each share of Series B Stock tendered pursuant to this Offer is the same purchase price paid to TCV for each share of Series B Stock purchased by the Company pursuant to the Settlement Agreement. See Section 6 – “Price Range of the Series B Stock; Dividends on the Series B Stock” of this Offer to Purchase.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors or Broadridge Corporate Issuer Solutions, Inc., the information agent (the “Information Agent”) and the depositary (the “Depositary”) for the Offer, makes any recommendation to you as to whether to tender or refrain from tendering your shares of Series B Stock. Neither we nor our Board of Directors, the

Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your shares of Series B Stock and, if so, how many shares of Series B Stock to tender. In doing so, you should discuss whether to tender your shares of Series B Stock with your own financial and tax advisors, and read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 11 – “Purpose of the Offer; Other Plans for the Company” of this Offer to Purchase.

Certain of our stockholders have elected not to participate in the Offer. Effective December 19, 2011, the Company entered into letter agreements (“Letter Agreements”) with certain holders of Series B Stock holding 1,559,091 shares of Series B Stock. Pursuant to the Letter Agreements, such holders have informed the Company that they will not sell their Series B Stock in the Offer. The holders of Series B Stock who executed the Letter Agreements are Sutter Hill Ventures, a significant stockholder of the Company; Kelly D. Conway, a director and the president and chief executive officer of the Company; William B. Noon, vice president and chief financial officer of the Company; Michael Murray, a director of the Company; Christopher J. Danson, executive vice president of delivery of the Company; and Michael Tokarz, a significant stockholder of the Company. See Section 10 – “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Series B Stock” of this Offer to Purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Stockholders of the Company may obtain additional copies of this Offer to Purchase, the Letter of Transmittal or any other tender materials from the Information Agent. The Company will pay all of the fees and expenses of the Information Agent and Depository in connection with the Offer.

March 16, 2012

IMPORTANT

If you desire to tender all or any of your shares of Series B Stock, you must do the following before the Offer expires at 5:00 p.m., Chicago time, on Friday, April 13, 2012, unless the Offer is extended (such date and time, as they may be extended, the “Expiration Date”):

1.	Complete and sign the appropriate Letter of Transmittal in accordance with the instructions in such Letter of Transmittal.

2.	Have such stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal.

3.	Mail or deliver the Letter of Transmittal, the certificates for such Series B Stock (if your shares of Series B Stock are held as physical certificates) and any other required documents to Broadridge Corporate Issuer Solutions, Inc. (the “Depositary”).

If you want to tender your shares of Series B Stock, but (a) the certificates for your shares of Series B Stock (if held as physical certificates) are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date, or (b) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you can still tender your shares of Series B Stock if you comply with the guaranteed delivery procedures described in Section 2 – “Procedures for Tendering Series B Stock” of this Offer to Purchase.

The method of delivery of the Series B Stock, the Letter of Transmittal and all other required documents is at the election and risk of the tendering stockholder.

If, after tendering your Series B Stock, you decide that you do not want to accept the Offer, you can withdraw your Series B Stock by instructing the Depositary before the Offer expires.

You may contact the Information Agent for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

-i-

SUMMARY TERM SHEET

Securities Sought:	Up to 111,605 shares of Series B Stock, par value $0.01 per share, of Mattersight Corporation

Price Offered Per Share:	$8.60 per share, plus accrued and unpaid dividends up to, but not including, the date such shares are purchased, less any applicable withholding taxes and without interest, in cash

Scheduled Expiration of Offer:	5:00 p.m., Chicago time, on Friday, April 13, 2012

Purchaser:	Mattersight Corporation

The following are some of the questions that you, as a holder of Series B Stock, may have and answers to those questions as well as references to where in this Offer to Purchase you might find additional information. We urge you to carefully read the remainder of this Offer to Purchase, the Letter of Transmittal applicable to your Series B Stock, and the other documents to which we have referred because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my Series B Stock?

The Company is offering to purchase shares of its Series B Stock, par value $0.01 per share. See Section 1 – “Terms of the Offer; Proration” of this Offer to Purchase.

How much is the Company offering to pay?

We are offering to pay $8.60 per share of Series B Stock, plus accrued and unpaid dividends up to, but not including, the date such shares are purchased (such date is referred to herein as the “Settlement Date”), less any applicable withholding taxes and without interest, in cash. See Section 6 – “Price Range of the Series B Stock; Dividends on the Series B Stock” of this Offer to Purchase.

How many shares of Series B Stock will the Company purchase in the Offer?

We will purchase up to 111,605 shares of Series B Stock in the Offer or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. The 111,605 shares of Series B Stock that we are offering to purchase in the Offer represents approximately 6.68% of the 1,670,696 shares of Series B Stock issued and outstanding as of March 1, 2012 and 0.57% of the 19,590,590 shares of Series B Stock and Common Stock issued and outstanding as of March 1, 2012. If more than 111,605 shares of Series B Stock are properly tendered, we will reduce the number of properly tendered shares that we purchase from each tendering stockholder on a pro rata basis so that we purchase no more than 111,605 shares. We also expressly reserve the right to purchase additional shares, up to 2% of our outstanding shares of Series B Stock (approximately 33,400 shares, based on 1,670,696 shares of our Series B Stock issued and outstanding as of March 1, 2012), without extending the Offer, and could decide to purchase more shares, subject to applicable legal requirements. See Section 1 – “Terms of the Offer; Proration” of this Offer to Purchase. The number of shares of Series B Stock issued and outstanding as of March 1, 2012 does not include the 1,872,805 shares of Series B Stock previously held by various affiliates of Technology Crossover Ventures (“TCV”) and purchased by the Company pursuant to the Purchase and Settlement Agreement (the “Settlement Agreement”). See Section 10 – “Interests of Directors and Executive Officers; Transaction and Arrangements Concerning the Series B Stock” of this Offer to Purchase.

What happens if more than 111,605 shares of Series B Stock are tendered?

If more than 111,605 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn prior to the expiration of the Offer, we will purchase shares from all stockholders who properly tender shares on a pro rata basis. Because of the proration provision, we may not purchase all of the shares that you tender. See Section 1 – “Terms of the Offer; Proration” of this Offer to Purchase.

How many shares of Series B Stock will be outstanding following the Offer?

Assuming that the Offer is fully subscribed, the Company will purchase and retire 111,605 shares of Series B Stock, leaving 1,559,091 shares of Series B Stock issued and outstanding following the Offer. See Section 11 – “Purpose of the Offer; Other Plans for the Company” of this Offer to Purchase.

May I tender less than all of my shares of Series B Stock?

Yes. You may tender all or any portion of your shares of Series B Stock. See Section 1 – “Terms of the Offer; Proration” and Section 2 – “Procedures for Tendering Series B Stock” of this Offer to Purchase.”

Will I have to pay any fees, commissions or transfer taxes if I tender my Series B Stock?

You are responsible for paying any fees or expenses you incur in reviewing the Offer and in tendering your Series B Stock in the Offer. If you are the record owner of your Series B Stock and you tender your Series B Stock to the Depositary for the Offer, you will not have to pay brokerage fees or similar expenses. See Section 14 – “Fees and Expenses” of this Offer to Purchase. You may be required to pay transfer taxes under certain circumstances described in Instruction 6 to the Letter of Transmittal.

Do you have the financial resources to make payment?

Assuming that the maximum of 111,605 shares are tendered in the Offer at a price of $8.60 per share, plus accrued but unpaid dividends, the aggregate purchase price will be approximately $970,000. We expect that expenses for the Offer will be approximately $60,000. We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer primarily from cash and cash equivalents on hand. See Section 9 – “Source and Amount of Funds” of this Offer to Purchase. The Offer is not separately conditioned upon the receipt of financing. See Section 12 – “Certain Conditions of the Offer” in this Offer to Purchase.

How long do I have to tender my shares; Can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire at 5:00 p.m., Chicago time, on Friday, April 13, 2012, unless we extend it (such date and time, as they may be extended, are referred to herein as the “Expiration Date”). We may choose to extend the Offer at any time and for any reason, subject to applicable law. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Section 1 – “Terms of the Offer; Proration” of this Offer to Purchase.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Date by 9:00 a.m., Chicago time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 1 – “Terms of the Offer; Proration” of this Offer to Purchase.

What is the purpose of the Offer?

The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Series B Stock without the usual transaction costs and complications associated with transferring a security such as the Series B Stock for which there is no established trading market. On December 19, 2011, we entered into the Settlement Agreement with various affiliates of TCV to settle arbitration relating to the parties’ dispute regarding whether the sale of the Company’s Integrated Contact Solutions Business Unit triggered immediate payment of the liquidation preference under the Certificate of Designations for the Series B Stock. Under the terms of the Settlement Agreement, the Company repurchased, as of December 20, 2011, all of the 1,872,805 shares of Series B Stock held by TCV for $8.60 per share plus accrued and unpaid dividends. The Offer represents an opportunity for stockholders to sell all or a portion of their Series B Stock at the same purchase price paid by the Company to TCV for each share of Series B Stock purchased by the Company pursuant to the Settlement Agreement. See Section 6 – “Price Range of the Series B Stock; Dividends on the Series B Stock” and Section 11 – “Purpose of the Offer; Other Plans for the Company” of this Offer to Purchase.

Is there a “Minimum Condition” to the Offer or any other conditions to the Offer?

There is no minimum condition to the Offer and the Purchaser will complete the Offer regardless of the number of Series B Stock tendered in the Offer. The Offer is, however, subject to certain other conditions. See Section 12 — “Certain Conditions of the Offer” of this Offer to Purchase.

What will happen if I do not tender my Series B Stock?

If you do not tender your Series B Stock, you will remain a holder of Series B Stock with the rights and preferences set forth in the Company’s Certificate of Incorporation, including all amendments thereto, as currently in effect (the “Certificate of Incorporation”). The Company is not party to any other transaction that would result in the acquisition of your Series B Stock after the completion of the Offer. See Section 7 – “Effect of Not Tendering Series B Stock; Appraisal Rights” and Section 11 – “Purpose of the Offer; Other Plans for the Company” of this Offer to Purchase.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act. See Section 8 – “Certain Information Concerning Mattersight Corporation” and Section 11 – “Purpose of the Offer; Other Plans for the Company” of this Offer to Purchase.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares of Series B Stock in the Offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 10 – “Interests of Directors and Executive Officers; Transaction and Arrangements Concerning the Series B Stock” and Section 11 – “Purpose of the Offer; Other Plans for the Company” of this Offer to Purchase.

Have any of the Company’s stockholders made a decision regarding whether to tender their Series B Stock?

Yes. Effective December 19, 2011, the Company entered into letter agreements (“Letter Agreements”) with certain holders of Series B Stock holding 1,559,091 shares of Series B Stock. Pursuant to the Letter Agreements, such holders have informed the Company that they will not sell their Series B Stock in the tender offer. The holders of Series B Stock who executed the Letter Agreements are Sutter Hill Ventures, a significant stockholder of the Company; Kelly D. Conway, a director and the president and chief executive officer of the Company; William B. Noon, vice president and chief financial officer of the Company; Michael Murray, a director of the

Company; Christopher J. Danson, executive vice president of delivery of the Company; and Michael Tokarz, a significant stockholder of the Company. See Section 10 — “Interests of Directors and Executive Officers; Transaction and Arrangements Concerning the Series B Stock” of this Offer to Purchase.

How do I tender my Series B Stock?

You must:

1.	Complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal.

2.	Have your signature on the Letter of Transmittal guaranteed if required by the instructions to the Letter of Transmittal.

3.	Mail or deliver the Letter of Transmittal, the certificates for your Series B Stock (if your Series B Stock is held as physical certificates) and any other documents required by the Letter of Transmittal to the Depositary.

For additional information on the procedures for tendering your Series B Stock, see Section 2 — “Procedures for Tendering Series B Stock” of this Offer to Purchase.

How do I withdraw previously tendered Series B Stock?

If, after tendering your Series B Stock, you decide that you do not want to accept the Offer, you can withdraw your Series B Stock by instructing the Depositary before the Offer expires. See Section 1 — “Terms of the Offer; Proration” and Section 3 — “Withdrawal Rights” of this Offer to Purchase.

Until what time can I withdraw previously tendered Series B Stock?

You can withdraw previously tendered Series B Stock at any time prior to the Expiration Date. Also, if we have not accepted and paid for your Series B Stock on or prior to Friday, May 11, 2012 (40 business days after the commencement of the Offer), you can withdraw your Series B Stock at any time thereafter until we do accept your Series B Stock for payment. You will not have the right to withdraw Series B Stock tendered during any subsequent offering period, if we elect to provide one. See Section 3 — “Withdrawal Rights” of this Offer to Purchase.

Are there any compensation arrangements between the Company and its executive officers or other key employees as a result of the Offer?

No. The Company’s executive officers and other key employees will not receive any additional compensation based on, or resulting from, the Offer.

When and how will I be paid for the Series B Stock I tender?

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and promptly pay for all Series B Stock validly tendered prior to the Expiration Date and not validly withdrawn. The date we purchase your shares of Series B Stock is referred to herein as the “Settlement Date”. If we provide a subsequent offering period, we will immediately accept and promptly pay for Series B Stock as they are tendered during the subsequent offering period. See Section 4 — “Acceptance for Payment and Payment for Series B Stock” of this Offer to Purchase.

What is the market value of my Series B Stock as of a recent date?

There is no established trading market for the purchase or sale of the Series B Stock. On December 19, 2011, we entered into a Settlement Agreement with various affiliates of TCV to settle arbitration relating to the parties’ dispute regarding whether the sale of the Company’s Integrated Contact Solutions Business Unit triggered immediate payment of the liquidation preference under the Certificate of Designations for the Series B Stock. Under the terms of the Settlement Agreement, the Company repurchased, as of December 20, 2011, all of the 1,872,805 shares of Series B Stock held by TCV for $8.60 per share plus accrued and unpaid dividends. The purchase price per share of Series B Stock paid by the Company pursuant to the Settlement Agreement was the result of arms’ length negotiations between us and TCV. The purchase price that the Company is offering to pay for each share of Series B Stock tendered pursuant to this Offer is the same purchase price paid for each share of Series B Stock purchased by the Company from TCV pursuant to the Settlement Agreement. See Section 6 – “Price Range of the Series B Stock; Dividends on the Series B Stock” of this Offer to Purchase.

Each stockholder may convert his or her shares of Series B Stock into Common Stock at any time. Each share of Series B Stock is currently convertible into one share of Common Stock. Our Common Stock is listed and traded on the NASDAQ Global Market under the symbol “MATR”. On March 15, 2012, the last full trading day prior to the announcement of the commencement of the Offer, the last reported sale price of our Common Stock was $5.91 per share.

In the event of a liquidation of the Company, the holders of Series B Stock will be entitled to receive a liquidation preference equal to $5.10 per share plus accrued and unpaid dividends. After full payment of such liquidation preference, our remaining assets available for distribution shall be distributed pro rata among the holders of our Common Stock and Series B Stock on an as converted basis.

We advise you to consult your own financial advisors as to the value of the Series B Stock.

Will I receive accrued and unpaid dividends or distributions on the Series B Stock I tender?

Yes. The Series B Stock accrues dividends at the rate of 7% per year payable semi-annually in January and July if declared by the Board of Directors. The Company last declared and paid cash dividends on the Series B Stock on January 1, 2012 in an aggregate amount of $300,000. There are no dividends in arrears on the Series B Stock. For each share of Series B Stock tendered in this Offer, we will pay $8.60 plus the dividends that accrue from January 1, 2012 up to, but not including, the Settlement Date.

What are the material United States federal income tax consequences of tendering Series B Stock?

Generally, if you are a U.S. Holder (as defined in Section 5 — “Certain U.S. Federal Income Tax Consequences”), your receipt of cash from us in exchange for the Series B Stock you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered Series B Stock will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the Series B Stock purchased by us or as a distribution from us in respect of our stock.

If you are a non-U.S. Holder (as defined in Section 5 — “Certain U.S. Federal Income Tax Consequences”), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as consideration received in respect of a sale or exchange of the Series B Stock purchased by us or (ii) as a distribution from us in respect of our stock, the Company intends to treat such payment as a dividend distribution for withholding tax purposes. Accordingly, if you are a non-U.S. Holder, you will be subject to withholding tax on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced or zero rate of withholding tax by timely completing, under penalties of perjury, the applicable Form W-8.

See Section 5 — “Certain U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.

To whom can I talk if I have questions about the Offer?

If you have questions or you need assistance, you should contact Broadridge Corporate Issuer Solutions, Inc., who is acting as the Information Agent for the Offer, at the following telephone number:

Broadridge Corporate Issuer Solutions, Inc.

Toll Free Number: 877-830-4936

FORWARD LOOKING STATEMENTS

This Offer to Purchase and other documents we file with the Securities and Exchange Commission (the “SEC”) contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management’s belief and assumptions about us, our future performance and our business. In addition, we, or others on our behalf, may make “forward-looking statements” in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as “expect,” “anticipate,” “will,” “look,” “outlook,” “could,” “would,” “likely,” “predict,” “potential,” “future,” “estimate,” “foresee,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” and “continue,” as well as variations of such words and similar expressions are intended to identify such forward-looking statements, such as statements in the future tense. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. The accuracy of our expectations and predictions is also subject to the following risks and uncertainties:

•	Our ability to complete the Offer;

•	Reliance on a relatively small number of clients for a significant percentage of our revenue;

•	Risks involving the variability and predictability of the number, size, scope, cost, and duration of, and revenue from, client engagements;

•	Management of the other risks associated with increasingly complex client projects and new service offerings, including execution risk;

•	Management of growth and development and introduction of new service offerings;

•

Challenges in attracting, training, motivating, and retaining highly-skilled management, strategic, technical, product development, and other professional employees in a competitive information-technology labor market;

•	Reliance on major suppliers, including software providers and other alliance partners, and maintenance of good relations with key business partners;

•	Continuing intense competition in the information-technology services industry generally;

•	The rapid pace of technological innovation in the information-technology services industry;

•	Protection of our technology, proprietary information, and other intellectual property rights from challenges by others;

•	The ability to raise sufficient amounts of debt or equity capital to meet our future operating and financial needs;

•	Risks associated with compliance with international, federal, and state privacy and security laws and the protection of highly confidential information of clients and their customers;

•	Future legislative or regulatory actions relating to information technology or the information-technology service industry, including those relating to data privacy and security;

•	Changes by the FASB or the SEC of authoritative accounting principles generally accepted in the United States or policies or changes in the application or interpretation of those rules or regulations;

•

Changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, war, acts or political instability; and changes in conditions of United States or international lending, capital and financing markets; and

•	Other factors mentioned in documents filed by the Company with the SEC.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors, including unknown or unpredictable ones, also could have material adverse effects on our future results.

The forward-looking statements included in this Offer to Purchase are made only as of the date of this Offer to Purchase. Except as required by applicable law or regulation, we do not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.

To:	All Holders of the 7% Series B Convertible Preferred Stock of Mattersight Corporation

INTRODUCTION

Mattersight Corporation (the “Purchaser,” the “Company,” “our,” “we” or “us”) is offering to purchase up to 111,605 shares its 7% Series B Convertible Preferred Stock (“Series B Stock”) at a purchase price of $8.60 per share, plus accrued and unpaid dividends up to, but not including, the date such shares are purchased (the “Settlement Date”), less any applicable withholding taxes and without interest, in cash (the “Offer Price”), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the “Offer”). The Offer and withdrawal rights will expire at 5:00 p.m., Chicago time, on Friday, April 13, 2012, unless the Offer is extended (such date and time, as they may be extended, the “Expiration Date”).

On the terms and subject to the conditions of the Offer, we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Date, a price of $8.60 per share, plus accrued and unpaid dividends up to, but not including, the Settlement Date, less any applicable withholding taxes and without interest. Only shares properly tendered and not properly withdrawn prior to the Expiration Date will be purchased. Due to the proration provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered. See Section 1 — “Terms of the Offer; Proration” of this Offer to Purchase. Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 4 – “Acceptance for Payment and Payment for Series B Stock” of this Offer to Purchase.

The 111,605 shares of Series B Stock that we are offering to purchase in the Offer represents approximately 6.68% of the 1,670,696 shares of Series B Stock issued and outstanding as of March 1, 2012 and 0.57% of the 19,590,590 shares of Series B Stock and Common Stock issued and outstanding as of March 1, 2012. Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 111,605 shares pursuant to the Offer. See Section 1 — “Terms of the Offer; Proration” of this Offer to Purchase. The number of shares of Series B Stock issued and outstanding as of March 1, 2012 does not include the 1,872,805 shares of Series B Stock previously held by TCV and purchased by the Company on December 20, 2011 pursuant to the Settlement Agreement. See Section 10 – “Interests of Directors and Executive Officers; Transaction and Arrangements Concerning the Series B Stock” of this Offer to Purchase.

The Offer is not conditioned on any minimum number of shares of Series B Stock being tendered, nor is the Offer subject to any financing condition or contingency. The Offer is, however, subject to certain other conditions. See Section 12 — “Certain Conditions of the Offer” of this Offer to Purchase.

There is no established trading market for the purchase or sale of the Series B Stock. On December 19, 2011, we entered into a Purchase and Settlement Agreement (the “Settlement Agreement”) with various affiliates of Technology Crossover Ventures (“TCV”) to settle arbitration relating to the parties’ dispute regarding whether the sale of the Company’s Integrated Contact Solutions Business Unit triggered immediate payment of the liquidation preference under the Certificate of Designations for the Series B Stock. Under the terms of the Settlement Agreement, the Company repurchased, as of December 20, 2011, all of the 1,872,805 shares of Series B Stock held by TCV for $8.60 per share plus accrued and unpaid dividends. The purchase price that the Company is offering to pay for each share of Series B Stock tendered pursuant to this Offer is the same purchase price paid for each share of Series B Stock purchased by the Company from TCV pursuant to the Settlement Agreement. See Section 6 – “Price Range of the Series B Stock; Dividends on the Series B Stock” of this Offer to Purchase.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors or Broadridge Corporate Issuer Solutions, Inc., the information agent (the “Information Agent”) and the depositary (the “Depositary”) for the Offer, makes any recommendation to you as to whether to tender or refrain from tendering your shares of Series B Stock. Neither we nor our Board of Directors, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your shares of Series B Stock and, if so, how many shares of Series B Stock to tender. In doing so, you should discuss whether to tender your shares of Series B Stock with your own financial and tax advisors, and read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 11 — “Purpose of the Offer; Other Plans for the Company” of this Offer to Purchase.

Certain of our stockholders have elected not to participate in the Offer. Effective December 19, 2011, the Company entered into letter agreements (“Letter Agreements”) with certain holders of Series B Stock holding 1,559,091 shares of Series B Stock. Pursuant to the Letter Agreements, such holders of Series B Stock have informed the Company that they will not sell their Series B Stock in the Offer. The holders of Series B Stock who executed the Letter Agreements are Sutter Hill Ventures, a significant stockholder of the Company; Kelly D. Conway, a director and the president and chief executive officer of the Company; William B. Noon, vice president and chief financial officer of the Company; Michael Murray, a director of the Company; Christopher J. Danson, executive vice president of delivery of the Company; and Michael Tokarz, a significant stockholder of the Company. See Section 10 – “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Series B Stock” of this Offer to Purchase.

Tendering stockholders who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions in connection with our purchase of Series B Stock pursuant to the Offer. The Company has agreed to pay all fees and expenses of the Depositary and the Information Agent incurred in connection with the Offer. See Section 14 — “Fees and Expenses” of this Offer to Purchase. You may be required to pay transfer taxes under certain circumstances described in Instruction 6 to the Letter of Transmittal.

Certain material U.S. federal income tax consequences of the sale of Series B Stock pursuant to the Offer are described in Section 5 — “Certain U.S. Federal Income Tax Consequences” of this Offer to Purchase.

If you do not tender your Series B Stock, you will remain a holder of Series B Stock with the rights and preferences set forth in the Certificate of Incorporation of the Company. The Company is not party to any other transaction that would result in the acquisition of your Series B Stock. See Section 7 – “Effect of Not Tendering Series B Stock; Appraisal Rights” of this Offer to Purchase.

This Offer to Purchase and the related Letters of Transmittal contain important information and you should read them carefully and in their entirety before you make any decision with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer; Proration

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay $8.60 per share, plus accrued and unpaid dividends up to, but not including, the Settlement Date (as defined in Section 4 – “Acceptance for Payment and Payment for Series B Stock” of this Offer to Purchase), less any applicable withholding taxes and without interest, in cash (the “Offer Price”), per share of Series B Stock, for up to 111,605 shares of Series B Stock validly tendered prior to the Expiration Date and not theretofore validly withdrawn. The term “Expiration Date” means 5:00 p.m., Chicago time, on Friday, April 13, 2012, unless and until we have extended the period of time during which the Offer is open, in our discretion and in accordance with applicable law, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended, may expire.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares of Series B Stock by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all shares of Series B Stock previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s shares of Series B Stock. See Section 3 – “Withdrawal Rights” of this Offer to Purchase.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any shares of Series B Stock not previously accepted for payment or paid for and subject to applicable law, to postpone payment for shares of Series B Stock or terminate the Offer upon the occurrence of any of the conditions specified in Section 12 – “Certain Conditions of the Offer” of this Offer to Purchase by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. See Section 4 – “Acceptance for Payment and Payment for Series B Stock” of this Offer to Purchase.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 12 – “Certain Conditions of the Offer” of this Offer to Purchase have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the Offer Price. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., Chicago time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of such tender offer or information concerning such tender offer, other than a change in price, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the event we change the Offer Price, the Offer will be extended until the expiration of a period of at least ten business days.

At the Expiration Date of the Offer, we may elect to provide a “subsequent offering period” of at least three business days. A subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Series B Stock in the Offer, during which stockholders may tender Series B Stock not tendered in the Offer and receive the same per share amount paid in the Offer. During a subsequent offering period, we will immediately accept and promptly pay for Series B Stock as they are tendered and tendering stockholders will not have withdrawal rights. We cannot elect to provide a subsequent offering period unless we announce the results of the Offer, including the approximate number and percentage of Series B Stock deposited in the Offer to date, no later than 9:00 a.m., Chicago, Illinois time, on the next business day after the Expiration Date and immediately begin the subsequent offering period. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so in our sole discretion.

Under no circumstances will interest be paid on the purchase price for tendered Series B Stock, regardless of any extension of or amendment to the Offer or any delay in paying for such Series B Stock.

None of the Offer Price will be allocated to accumulated and unpaid dividends, and no dividend will be paid on the Series B Stock in connection with the Offer. Tendering holders of Series B Stock that are purchased in the Offer will no longer have any rights in respect of the accumulated and unpaid dividends on those Series B Stock purchased by us.

The Offer is not conditioned on any minimum number of shares of Series B Stock being tendered, nor is the Offer subject to any financing condition or contingency. The Offer is, however, subject to certain other conditions. See Section 12 — “Certain Conditions of the Offer” of this Offer to Purchase.

Proration. Upon the terms and subject to the conditions of the Offer, if more than 111,605 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares. As a result, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased.

If proration of tendered shares is required, we will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional shares, proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders. We will announce the final proration factor and commence payment for any shares purchased pursuant to the Offer as soon as reasonably practicable after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent.

Pursuant to the Letter Agreements described in Section 10 – “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Series B Stock” of this Offer to Purchase, the holders of all but 111,605 shares of Series B Stock have agreed not to participate in the Offer. See Section 10 – “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Series B Stock” of this Offer to Purchase. As a result, we do not expect that proration of tendered shares will be required.

As described in Section 5 – “Certain U.S. Federal Income Tax Consequences” of this Offer to Purchase, the number of shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase, the related Letters of Transmittal and other relevant materials will be mailed to record holders of Series B Stock.

2.	Procedures for Tendering Series B Stock

Valid Tender. A stockholder must follow the following procedures to validly tender Series B Stock pursuant to the Offer:

•

For Series B Stock held as physical certificates, the certificates for tendered Series B Stock, a Letter of Transmittal properly completed and duly executed, any required signature guarantees and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date.

•

For Series B Stock held in book-entry form, a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date.

•	In the alternative, the tendering stockholder may comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” prior to the Expiration Date.

The valid tender of Series B Stock pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

The method of delivery of Series B Stock, the Letter of Transmittal and all other required documents is at the election and risk of the tendering stockholder. Series B Stock certificates and other required materials will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal:

•

If the Letter of Transmittal is signed by the registered holder(s) of Series B Stock tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal.

•

If Series B Stock is tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 to the Letter of Transmittal. If the certificates for Series B Stock are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Series B Stock not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Series B Stock pursuant to the Offer and such stockholder’s certificates for Series B Stock are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder’s tender may be effected if all the following conditions are met:

•

A properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us (the “Notice of Guaranteed Delivery”), is received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date.

•

Either (1) the certificates for tendered Series B Stock together with a Letter of Transmittal, properly completed and duly executed, any required signature guarantees and any other required documents are received by the Depositary at its address set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery; or (2) in the case of a book-entry transfer, a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and any other required documents are received by the Depositary at its address set forth on the back cover of this Offer to Purchase, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which quotations are available for shares traded on NASDAQ.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission (for Eligible Institutions only) or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. During a subsequent offering period, if any, for Series B Stock to be validly tendered, the Depositary must receive the required documents and certificates as set forth in the related Letter of Transmittal. Stockholders will not be permitted to tender Series B Stock by means of guaranteed delivery during a subsequent offering period.

Other Requirements. Payment for Series B Stock accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•	Series B Stock certificates (if held as physical certificates);

•	Properly completed and duly executed Letter of Transmittal (or, for Eligible Institutions only, a facsimile thereof), with any required signature guarantees; and

•	Any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Series B Stock certificates or Letters of Transmittal with respect to Series B Stock are actually received by the Depositary. Under no circumstances will interest be paid on the Offer price for Series B Stock regardless of any extension of the Offer or any delay in making payment.

Appointment as Proxy. By executing a Letter of Transmittal, a tendering stockholder will irrevocably appoint our designees as such stockholder’s agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Series B Stock tendered by such stockholder and accepted for payment and with respect to any and all other Series B Stock or other securities or rights issued or issuable in respect of such Series B Stock on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Series B Stock. Such appointment will be effective when, and only to the extent that, we accept for payment Series B Stock tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Series B Stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). Our designees will thereby be empowered to exercise all voting and other rights with respect to such Series B Stock and other securities or rights and, to the extent permitted by applicable law and the Company’s Certificate of Incorporation and Bylaws, any other annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Series B Stock to be deemed validly tendered, immediately upon our acceptance for payment of such Series B Stock, we be able to exercise full voting, consent and other rights with respect to such Series B Stock and other securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Series B Stock, for any meeting of the Company’s stockholders.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Series B Stock, including questions as to the proper completion or execution of any

Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Series B Stock, shall be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders determined by us not to be in proper or complete form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Series B Stock of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Series B Stock will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. Neither we nor any of the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding. No alternative, conditional or contingent tenders will be accepted and no fractional Series B Stock will be purchased.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Series B Stock for that person’s own account unless, at the time of tender and at the end of the proration period (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of Series B Stock tendered in (a) Series B Stock or (b) other securities convertible into or exchangeable or exercisable for Series B Stock and, upon acceptance of the tender, will acquire the Series B Stock by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Series B Stock in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Series B Stock in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Series B Stock or equivalent securities at least equal to the Series B Stock being tendered, and (2) the tender of Series B Stock complies with Rule 14e-4. Our acceptance for payment of Series B Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.

A tender of Series B Stock made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Series B Stock tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Series B Stock, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Series B Stock tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their Series B Stock have been lost, destroyed or stolen may contact Broadridge Corporate Issuer Solutions, Inc., the Depositary for the Series B Stock, at the address and phone number set forth on the back cover of this Offer to Purchase for instructions to obtain required forms with respect to a lost certificate. Such forms will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares of Series B Stock that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for shares of Series B Stock, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. Any certificates delivered to us or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

Backup Withholding. A stockholder surrendering Series B Stock in the Offer must, unless an exemption applies, provide the Depositary with a Form W-9 or Form W-8 in order to avoid “backup withholding” of U.S. federal income tax as described in Section 5 — “Certain U.S. Federal Income Tax Consequences” of this Offer to Purchase.

United States Federal Withholding Tax on Payments to Non-U.S. Holders. Because it is unclear whether the cash received by a non-U.S. Holder (as defined in Section 5 — “Certain U.S. Federal Income Tax Consequences”) in connection with the Offer will be treated (i) as proceeds of a sale or exchange of the Series B Stock purchased by us or (ii) as a distribution from us in respect of our stock, the Company intends to treat such payment as a dividend distribution for withholding tax purposes. Accordingly, payments to non-U.S. Holders will be subject to withholding tax at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding tax by timely completing, under penalties of perjury, the applicable IRS Form W-8 as described in Section 5 — “Certain U.S. Federal Income Tax Consequences” of this Offer to Purchase. A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the “complete termination” or “not essentially equivalent to a dividend” tests described in Section 5 — “Certain U.S. Federal Income Tax Consequences” of this Offer to Purchase or if the stockholder is entitled to a reduced or zero rate of withholding tax pursuant to any applicable income tax treaty and a higher rate was withheld.

3.	Withdrawal Rights

Except as otherwise provided in this Section 3, tenders of Series B Stock are irrevocable.

Series B Stock tendered pursuant to the Offer may be withdrawn in accordance with the procedures set forth below at any time prior to the Expiration Date. If after 5:00 p.m., Chicago time, on Friday, May 11, 2012 (40 business days after the commencement of the Offer) we have not accepted for payment the shares of Series B Stock you have tendered to us, you may also withdraw your shares of Series B Stock at any time thereafter

For a withdrawal to be effective, a written or facsimile transmission of notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Series B Stock to be withdrawn, the number of Series B Stock to be withdrawn and the name of the registered holder of the Series B Stock to be withdrawn, if different from the name of the person who tendered the Series B Stock. Withdrawals of tenders of Series B Stock may not be rescinded, and any Series B Stock validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Series B Stock may be re-tendered by following one of the procedures described in Section 2 — “Procedures for Tendering Series B Stock” of this Offer to Purchase at any time prior to the Expiration Date.

No withdrawal rights will apply to Series B Stock tendered in a subsequent offering period, if any, and no withdrawal rights apply during a subsequent offering period with respect to Series B Stock tendered in the Offer and previously accepted for payment. See Section 1 — “Terms of the Offer; Proration” of this Offer to Purchase.

We will determine in our sole discretion all questions as to the form and validity (including time of receipt) of any notice of withdrawal, which determination will be final and binding. Neither we nor any of the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

4.	Acceptance for Payment and Payment for Series B Stock

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and promptly pay for all Series B Stock validly tendered prior to the Expiration Date and not validly withdrawn in accordance with Section 3 — “Withdrawal Rights” of this Offer to Purchase. If we provide a subsequent offering period, we will immediately accept and promptly pay for Series B Stock as they are tendered during the subsequent offering period. We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for Series B Stock, or if other conditions to our obligations described in Section 12 — “Certain Conditions of the Offer” of this Offer to Purchase are not satisfied. Any such delays will be effected in compliance with applicable law. If we are delayed in our acceptance for payment of or payment for Series B Stock or are unable to accept for payment or pay for Series B Stock pursuant to the Offer, then, without prejudice to our rights under the Offer (but subject to compliance with applicable law), the Depositary may, nevertheless, on our behalf, retain tendered Series B Stock, and such Series B Stock may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 3 — “Withdrawal Rights” of this Offer to Purchase.

In all cases, payment for Series B Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•

The certificates for such Series B Stock (if shares are held as physical certificate(s)), together with a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees.

•	Any other documents required by the Letter of Transmittal.

The amount paid to any holder of Series B Stock tendered in the Offer will be the highest per share consideration paid to any other holder of Series B Stock for any Series B Stock tendered in the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Series B Stock validly tendered to us and not validly withdrawn as, if, and when we give oral or written notice to the Depositary of our acceptance for payment of such Series B Stock. The date upon which such notice is given is referred to herein as the “Settlement Date.” Upon the terms and subject to the conditions of the Offer, payment for Series B Stock accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment and transmitting payment to tendering stockholders whose Series B Stock have been accepted for payment. Upon the terms and subject to the conditions of the Offer, the Depositary will transmit payment to tendering stockholders whose Series B Stock have been accepted for payment on the Settlement Date. Under no circumstances will interest be paid on the purchase price for tendered Series B Stock, regardless of any extension of or amendment to the Offer or any delay in paying for such Series B Stock.

If any tendered Series B Stock is not accepted for payment pursuant to the terms and conditions of the Offer for any reason, as promptly as practicable after the expiration or termination of the Offer, book entry credits representing unpurchased Series B Stock will be deposited by the Depository in the stockholder’s name without expense to the tendering stockholder.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates, the right to purchase Series B Stock tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Series B Stock validly tendered and accepted for payment pursuant to the Offer.

5.	Certain U.S. Federal Income Tax Consequences

The following discussion describes the material United States federal income tax consequences of participating in the Offer for U.S. Holders and non-U.S. Holders (each as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or change which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This discussion is for general information only and does not address all of the aspects of United States federal income taxation that may be relevant to a particular stockholder or to stockholders subject to special rules (including, without limitation, banks, financial institutions, brokers, dealers or traders in securities or commodities, traders who elect to apply a mark-to-market method of accounting, insurance companies, “S” corporations, real estate investment trusts or regulated investment companies, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to the alternative minimum tax, persons who hold Series B Stock as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction or other risk reduction strategy, directors, employees, former employees or other persons who acquired their Series B Stock as compensation, and persons that have a functional currency other than the United States dollar). This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws. This summary assumes that stockholders hold the Series B Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No legal opinion from U.S. legal counsel has been or will be sought or obtained regarding the U.S. federal income tax consequences of the Offer. In addition, this discussion is not binding on the IRS, and no ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal income tax consequences discussed in this Offer to Purchase. There can be no assurance that the IRS will not challenge any of the conclusions described in this Offer to Purchase or that a U.S. court will not sustain such a challenge.

As used herein, the term “U.S. Holder” means a beneficial owner of Series B Stock that is:

•	an individual who is a citizen or resident of the United States for United States federal income tax purposes;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source;

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code has the authority to control all substantial decisions of the trust, or, if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an entity that is disregarded as separate from its owner if all of its interests are owned by a single person described in any of the preceding clauses of this sentence.

As used herein, the term “non-U.S. Holder” means a beneficial owner of Series B Stock other than a U.S. Holder.

If a pass-through entity, including a partnership or other entity taxable as a partnership for U.S. federal tax purposes, holds Series B Stock, the U.S. federal income tax treatment of an owner or partner generally will depend on the status of such owner or partner and on the activities of the pass-through entity. This summary does not address any U.S. federal income tax issues that may be peculiar to a U.S. person that owns Series B Stock through a pass-through entity, and a U.S. person that is an owner or partner of a pass-through entity holding Series B Stock is urged to consult its own tax advisor.

Non-Participation in the Offer.

The Offer will have no United States federal income tax consequences to stockholders that do not tender any Series B Stock in the Offer.

Consequences of the Offer to U.S. Holders.

Characterization of the Purchase — Sale or Exchange vs. Distribution. The exchange of Series B Stock for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as engaging in a “sale or exchange” of the Series B Stock for the cash received or as receiving a distribution from us in respect of our stock in the amount of cash received. A U.S. Holder will treat the exchange of the Series B Stock pursuant to the Offer as a “sale or exchange” under the Code if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, or (b) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying these tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning Series B Stock owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Series B Stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Series B Stock for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company.

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment or distribution treatment. U.S. Holders are urged to consult with their tax advisors regarding whether an exchange of Series B Stock for cash pursuant to the Offer will be characterized as a sale or exchange or a distribution.

Sale or Exchange Treatment. If the exchange pursuant to the Offer is treated as a “sale or exchange” of a U.S. Holder’s Series B Stock, the U.S. Holder will recognize gain or loss. Such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Series B Stock exchanged therefor. Generally, a U.S. Holder’s tax basis in the Series B Stock will be equal to the cost of the Series B Stock to the U.S. Holder. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Series B Stock exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Series B Stock (generally, Series B Stock acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Series B Stock it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Series B Stock are tendered.

Distribution Treatment. If the exchange pursuant to the Offer is not treated as a “sale or exchange” of a U.S. Holder’s Series B Stock, the entire amount of cash received by the U.S. Holder pursuant to the Offer will be treated as a distribution by us in respect of our stock. The distribution will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits allocable to such Series B Stock. Such a dividend would be includible in income without reduction for the U.S. Holder’s tax basis in the Series B Stock exchanged. Currently, dividends are taxable at a maximum rate of 15% for non-corporate U.S. Holders (including individuals) if certain holding period and other requirements are met. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s Series B Stock, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the Series B Stock tendered will be transferred to any remaining shares held by such U.S. Holder. To the extent that cash received in exchange for Series B Stock is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it generally will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Consequences of the Offer to Non-U.S. Holders.

Sale or Exchange Treatment. Gain realized by a non-U.S. Holder on a sale of Series B Stock for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” as described above under “Consequences of the Offer to U.S. Holders — Characterization of the Purchase —Sale or Exchange vs. Distribution” unless:

•

the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

our Series B Stock constitute “United States real property interests” by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder’s holding period for our Series B Stock.

A non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and, if such non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.

A non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.

With respect to the third bullet point above, we do not believe that we are currently a USRPHC, and therefore, it should not apply.

Distribution Treatment. If a non-U.S. Holder is not treated as recognizing gain or loss on a “sale or exchange” of Series B Stock for cash, the entire amount of cash received by such non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us in respect of our stock. The treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of shares will be determined in the manner described above under “Consequences of the Offer to U.S. Holders — Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the non-U.S. Holder are treated as dividends, such dividends will be subject to United States federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). To obtain a reduced rate of withholding under an income tax treaty, a non-U.S. Holder must provide a properly executed IRS Form W-8BEN certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders are advised to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States are not subject to United States federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from United States federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States, the non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

Withholding for Non-U.S. Holders. Because, as described above, it is unclear whether the cash received by a non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange of the Series B Stock purchased by us or (ii) as a distribution from us in respect of our stock, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders will be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary, before the payment is made to such stockholder, a properly completed and executed IRS Form W-8BEN (or other applicable IRS Form W-8) claiming such an exemption or reduction. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8ECI. Non-U.S. Holders should consult their own tax advisors to determine the particular withholding procedures that will be applicable to them.

A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any United States federal tax withheld if such stockholder meets the “complete termination” or “not essentially equivalent to a dividend” tests described above under “Consequences of the Offer to U.S. Holders — Characterization of the Purchase — Sale or Exchange vs. Distribution” or if the stockholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws.

Information Reporting and Backup Withholding.

Payments made to stockholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 28%) may apply to the amount paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer. To prevent backup withholding, each non-corporate stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary of the stockholder’s taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, the IRS Form W-9 included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a $50 penalty imposed by the IRS.

Certain “exempt” recipients (including, among others, all corporations and certain non-U.S. Holders) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such

non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A domestic entity that is treated as a disregarded entity for United States federal income tax purposes and that has a foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 9 to the Letter of Transmittal. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Stockholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

6.	Price Range of the Series B Stock; Dividends on the Series B Stock

Price of Series B Stock. Shares of the Series B Stock have not been registered with the Securities and Exchange Commission and are considered restricted securities under applicable law. The Series B Stock is not listed on any securities exchange or quoted on any automated quotation system. Accordingly, there is no established trading market for the purchase or sale of the Series B Stock. To the extent that shares of Series B Stock are tendered and accepted in the Offer, the trading market for the Series B Stock will likely become further limited. As of March 1, 2012, there were 1,670,696 shares of Series B Stock outstanding.

Each stockholder may convert his or her shares of Series B Stock into Common Stock at any time. Each share of Series B Stock was initially convertible into one share of Common Stock. Such conversion ratio is subject to adjustment upon the occurrence of certain events, including the payment of dividends (and other distributions) in Common Stock on the outstanding shares of Common Stock or stock splits, combinations, and reclassifications of Common Stock (unless the Series B Stock is split, combined or reclassified on an equal basis). No such event has occurred since the issuance of the Series B Stock and the conversion ratio remains 1:1. Upon the conversion of any Series B Stock into Common Stock, the Company must pay all accrued and unpaid dividends in respect thereof. Our Common Stock is listed and traded on the NASDAQ Global Market under the symbol “MATR”. On March 15, 2012, the last full trading day prior to the announcement of the Offer, the last reported sale price of our Common Stock was $5.91 per share.

Our Common Stock, par value $0.01 per share, is traded on the NASDAQ Global Market under the symbol MATR. The following table sets forth, for the periods indicated, the quarterly high and low sales prices of our Common Stock on the NASDAQ Global Market.

	High	Low
Fiscal Year 2012
First Quarter (through March 15, 2012)	$6.50	$4.58
Fiscal Year 2011
Fourth Quarter	$5.17	$4.08
Third Quarter	8.14	3.99
Second Quarter	7.95	5.27
First Quarter	7.95	6.00
Fiscal Year 2010
Fourth Quarter	$7.50	$6.02
Third Quarter	6.90	5.25
Second Quarter	7.61	5.14
First Quarter	7.28	4.90

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or in the case of certain consolidation or merger transactions involving the Company, the holders of Series B Stock will be entitled to receive in cash out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of our Common Stock, an amount per share of Series B Stock equal to $5.10 (as adjusted for any stock dividends, combinations, splits or recapitalizations) plus accrued and unpaid dividends (the “Liquidation Preference”). After full payment of the Liquidation Preference, our remaining assets available for distribution shall be distributed pro rata among the holders of our Common Stock and Series B Stock on an as converted basis.

On December 19, 2011, we entered into a Settlement Agreement with various affiliates of TCV to settle arbitration relating to the parties’ dispute regarding the effect of the sale of the Company’s Integrated Contact Solutions Business Unit under the Certificate of Designations for the Series B Stock. Under the terms of the Settlement Agreement, the Company repurchased, as of December 20, 2011, all of the 1,872,805 shares of Series B Stock held by TCV for $8.60 per share plus accrued and unpaid dividends. The Company paid cash equal to $5.10 plus accrued and unpaid dividends per share, and issued promissory notes for $3.50 per share. The total amount of the transaction was $16.4 million, of which $9.9 million was paid in cash and $6.5 million was paid in the form of promissory notes. The promissory notes accrue interest at the rate of 7% per annum and are payable on December 31, 2012. The promissory notes are unsecured and contain customary representations and warranties, conditions, covenants and events of default. The purchase price per share of Series B Stock paid by the Company pursuant to the Settlement Agreement was the result of arms’ length negotiations between us and TCV.

The purchase price that the Company is offering to pay for each share of Series B Stock tendered pursuant to this Offer is the same purchase price paid for each share of Series B Stock purchased by the Company from TCV pursuant to the Settlement Agreement.

Dividends on Series B Stock. The Series B Stock accrues dividends at the rate of 7% per year payable semi-annually in January and July if declared by the Board of Directors. During the past three years, the Company declared and paid cash dividends on Series B Stock on the following dates and in the following amounts: $300,000 on January 1, 2012; $1.9 million on July 1, 2011; $600,000 on July 1, 2010; $600,000 on January 1, 2010; and $600,000 July 1, 2009. The Company’s Board of Directors did not declare dividends on the Series B Stock for the January 1, 2011 or January 1, 2009 dividend payment dates. There are no dividends in arrears on the Series B Stock. Under the terms of the Series B Stock certificate of designations, unpaid dividends are cumulative and accrue at the rate of 7% per annum. Payment of future dividends on the Series B Stock will be determined by the Company’s Board of Directors based on the Company’s outlook and macro-economic conditions. The amount of each dividend accrual would decrease by any conversions of the Series B Stock into Common Stock, as Series B Stock conversions require us to pay accrued but unpaid dividends at the time of conversion. Conversions of Series B Stock became permissible at the option of the holder after June 19, 2002.

7.	Effect of Not Tendering Series B Stock; Appraisal Rights

Effect of Not Tendering Series B Stock. The Offer is not conditioned on a minimum number of Series B Stock having been tendered. Accordingly, your decision to not tender your Series B Stock will have no effect on whether or not the Offer is completed. If you do not tender your Series B Stock, you will continue to own your Series B Stock and will retain your rights thereunder. You will also continue to bear the risks associated with owning Series B Stock, including the risk that you may not be able to sell your shares of Series B Stock in the future as a result of there being no establish trading market for the Series B Stock, and other risks resulting from our purchase of Series B Stock in the Offer.

Appraisal Rights. You do not have appraisal rights in connection with the Offer.

8.	Certain Information Concerning Mattersight Corporation

Mattersight is a leader in enterprise analytics and we believe the only company focused on providing behavioral analytics as a managed service. Our multi-channel technology captures, analyzes, and creates insight from unstructured conversations, emails, customer data and employee desktop activity. We work closely with our clients to ensure they are driving significant tangible value from the insights that our technology generates. Our clients leverage our technology and services to, among other things, improve and streamline contact center and back office operations, increase customer satisfaction and retention, and predict and prevent fraudulent activity.

Availability of Reports and Other Information. We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO on March 16, 2012, which includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference Facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Current Report on Form 8-K filed with the SEC on February 10, 2012; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 26, 2011.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive office located at 200 S. Wacker Drive, Suite 820, Chicago, Illinois 60606, telephone number (877) 235-6925. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.mattersight.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

9.	Source and Amount of Funds

We estimate that the total amount of funds required to purchase all 111,065 shares of Series B Stock the Company is offering to purchase in the Offer, pay all accrued and unpaid dividends thereon, reimburse the out-of-pocket costs and expenses of the Company and pay any other fees and expenses related to the Offer will be approximately $60,000. We intend to use unrestricted cash and cash equivalents on hand to purchase the shares of Series B Stock tendered in the Offer, pay all accrued and unpaid dividends thereon and pay all related fees and expenses. As of December 31, 2011, we had $29.4 million in cash and cash equivalents.

We do not have any financing arrangements or plans in connection with the Offer. The Offer is not conditioned or contingent upon us establishing any financing arrangements. The Company has no plans to borrow funds for the purpose of the Offer. See Section 12 – “Certain Conditions of the Offer” of this Offer to Purchase.

10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Series B Stock

Interests of Directors and Executive Officers

The following table sets forth the most recent information reflected in Mattersight’s records regarding beneficial ownership of the Company’s Common Stock and Series B Stock (as beneficial ownership is determined for purposes of Rule 13d-3 under the Exchange Act) as of March 1, 2012, except as otherwise indicated, by: (i) each person or group that beneficially owns more than 5% of the outstanding shares of Series B Stock or Common Stock; (ii) each of the named executive officers of Mattersight; (iii) each of the directors of Mattersight; and (iv) all current named executive officers and directors of Mattersight as a group. The Series B Stock generally votes with the Company’s Common Stock as a single class. Except as otherwise indicated below, each owner has sole voting and investment power with respect to all shares listed as beneficially owned. Applicable percentage of beneficial ownership is based on 1,670,696 shares of Series B Stock outstanding as of March 1, 2012 and 19,590,590 shares of Common Stock outstanding as of March 1, 2012. Unless otherwise indicated, the address of each of the beneficial owners identified below is c/o Mattersight Corporation, 200 S. Wacker Drive, Suite 820, Chicago, Illinois, 60606.

	Common Stock			Series B Stock			Percent of Total Voting Power(1)(3)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class(1)(2)	Amount and Nature of Beneficial Ownership		Percent of Class
Tench Coxe and various entities affiliated with Sutter Hill Ventures	4,762,678	(1)(4)	26.3%	1,331,497	(5)	79.7%	25.8%
c/o Sutter Hill Ventures 755 Page Mill Road, Suite A-200 Palo Alto, CA 94304
Philip R. Dur and IGC Fund VI, L.P.	2,368,376	(1)(6)	14.1%	—		—	12.8%
One Rockefeller Plaza, Suite 2801 New York, New York 10020
Kelly D. Conway	1,273,075	(1)	7.6%	3,862		*	6.9%
John A. Murphy and various entities affiliated with Alydar Partners, LLC	1,093,089	(7)	6.5%	—		—	5.9%
222 Berkeley Street, 17th Floor Boston, MA 02116
Peninsula Capital Management, LP, Peninsula Master Fund, Ltd. and Scott Bedford	1,114,183	(8)	6.6%	—		—	6.0%
235 Pine Street, Suite 1600 San Francisco, CA 94104
S Squared Technology, LLC	843,000	(9)	5.0%	—		—	4.6%
515 Madison Avenue New York, NY 10022
Christopher J. Danson	393,272	(1)(10)	2.3%	2,356		*	2.1%
Michael J. Murray	370,696	(1)	2.2%	23,243		1.4%	2.0%
Karen Bolton	196,846	(1)	1.2%	—		—	1.1%
John T. Kohler	130,857	(1)	*	—		—	*
John C. Staley	124,369	(1)	*	—		—	*
Henry J. Feinberg	103,178	(1)	*	—		—	*
William B. Noon	66,944	(1)	*	234		*	*
Tyson J. Marian(11)	120,162	(1)	*	—		—	*
David B. Mullen	49,418	(1)	*	—		—	*
All directors and executive officers as a group (13 individuals)	8,732,502		49.2%	962,464		57.6%	47.3%

*	Less than 1 percent.
(1)	Includes shares of Common Stock that may be acquired on or within 60 days after March 1, 2012 through the exercise of stock options outstanding as of such date, as follows: Mr. Coxe, 112,251 shares; Mr. Dur, 4,167; Mr. Kohler, 124,231 shares; Mr. Feinberg, 101,251 shares; Mr. Mullen, 41,418 shares; Mr. Murray, 126,804 shares; Mr. Staley, 95,749 shares; Mr. Conway, 218,750 shares; Mr. Danson, 82,187 shares; Ms. Bolton, 59,375 shares; Mr. Noon, 2,500 shares; and all current directors and executive officers of Mattersight as a group, 968,683 shares. With respect to each of these individuals and such group, these shares have been deemed to be outstanding in computing the percent of class in the preceding table.
(2)	Includes shares of Common Stock that may be acquired within 60 days after March 1, 2012 through exercise of the conversion feature associated with the shares of Series B Stock held by such person or group, in the amounts reflected for such person or group in the preceding table under the heading “Series B Stock”. With respect to each of these persons and such group, these shares have been deemed to be outstanding in computing the percent of class in the preceding table.
(3)	Represents the aggregate number of shares of Common Stock and Series B Stock held by each of these persons and such group as a percentage of the aggregate number of issued and outstanding shares of Common Stock and Series B Stock.
(4)

Mr. Coxe is a managing director of the general partner of each of Sutter Hill Ventures, a California limited partnership, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P., which hold of record 1,990,259 shares, 5,853 shares, and 14,847 shares, respectively, of Common Stock. In such capacity, Mr. Coxe is deemed to have shared voting and investment power over all shares of Common Stock held of record by such partnerships. In addition, this amount also includes 4,894 shares and 112,251 options to purchase Common Stock held by Mr. Coxe (Mr. Coxe shares pecuniary interest in these shares with other individuals pursuant to a contractual relationship); 173,001 shares held in The Coxe Revocable Trust, of which Mr. Coxe and his spouse are trustees and as to which each has voting and investment power; and 237,033 shares held by Rooster Partners, LP of which Mr. Coxe is a trustee of a trust which is the general partner. Mr. Coxe disclaims beneficial ownership of such shares held by such limited partnerships and trust except to the extent of his pecuniary interest therein. Includes 23,005 shares held in The Anderson Living Trust of which David L. Anderson is the trustee, 72,453 shares held by Acrux Partners, LP of which Mr. Anderson is the trustee of a trust which is the general partner, 41,389 shares held by Anvest, L.P. of which Mr. Anderson is the trustee of a trust which is the general partner, and 13,100 shares held by a retirement trust for the benefit of Mr. Anderson. Mr. Anderson disclaims beneficial ownership of the living trust’s and the limited partnerships’ shares except to the extent of his pecuniary interest therein. Includes 85,132 shares held in The Baker Revocable Trust of which G. Leonard Baker, Jr. is a trustee and 85,838 shares held by Saunders Holdings, L.P. of which Mr. Baker is a trustee of a trust which is the general partner. Mr. Baker disclaims beneficial ownership of the trust’s and the limited partnership’s shares except to the extent of his pecuniary interest therein. Includes 168,679 shares held in The William H. Younger, Jr. Revocable Trust of which William H. Younger is the trustee, 19,759 shares held by a retirement trust for the benefit of Mr. Younger, and 10,849 shares held by Yovest, L.P. of which Mr. Younger is the trustee of a trust which is the general partner. Mr. Younger disclaims beneficial ownership of the revocable trust’s and the limited partnership’s shares except to the extent of his pecuniary interest therein. Includes 56,672 shares held in the Gregory P. and Sarah J.D. Sands Trust Agreement of which Gregory P. Sands is a trustee, 6,697 shares held in the Gregory P. Sands Charitable Remainder Unitrust of which Mr. Sands is the trustee, and 980 shares held by a retirement trust for the benefit of Mr. Sands. Mr. Sands disclaims beneficial ownership of the trust agreement’s and the unitrust’s shares except to the extent of his pecuniary interest therein. Includes 1,671 shares owned by James C. Gaither individually, 36,726 shares held in The Gaither Revocable Trust of which Mr. Gaither is the trustee, and 1,785 shares held by Tallack Partners, L.P. of which Mr. Gaither is the trustee of a trust which is the general partner. Mr. Gaither disclaims beneficial ownership of the trust’s and the limited partnership’s shares except to the extent of his pecuniary interest therein. Includes 115,628 shares held in The White Family Trust of which James N. White is a trustee and 4,974 shares held by a retirement trust for the benefit of Mr. White. Mr. White disclaims beneficial ownership of the family trust’s shares except to the extent of his pecuniary interest therein. Includes 94,227 shares held in the Jeffrey W. and Christina R. Bird Trust Agreement of which Jeffrey W. Bird is a trustee. Mr. Bird disclaims beneficial ownership of the trust agreement’s shares except to the extent of his pecuniary interest therein. Includes 24,399 shares held in The David and Robin Sweet Living Trust of which David E. Sweet is a trustee and 7,663 shares held by a retirement trust for the benefit of Mr. Sweet. Mr. Sweet disclaims beneficial ownership of the living trust’s shares except to the extent of his pecuniary interest therein. Includes 16,402 shares held in the Sheehan 2003 Trust of which Andrew T. Sheehan is a trustee. Mr. Sheehan disclaims beneficial ownership of the trust agreement’s shares except to the extent of his pecuniary interest therein. Includes 5,015 shares held in the Speiser Trust Agreement of which the reporting person is a trustee. The reporting person disclaims beneficial ownership of the trust agreement’s shares except as to the repoting person’s pecuniary interest therein.
(5)	Sutter Hill Ventures, a California limited partnership, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P. hold of record 735,514 shares, 8,854 shares, and 22,418 shares, respectively, of Series B Stock. Mr. Coxe is a managing director of the general partner of each of these entities. In such capacity, Mr. Coxe is deemed to have shared voting and investment power over all shares of Series B Stock held of record by such partnerships. Also includes 165,983shares held in The Coxe Revocable Trust of which Mr. Coxe and his spouse are trustees and as to which each has voting and investment power. Mr. Coxe disclaims beneficial ownership of such shares held by such limited partnerships and trust except to the extent of his pecuniary interest therein. Includes 5,150 shares held in The Anderson Living Trust of which David L. Anderson is the trustee, 42,309 held by Acrux Partners, LP of which Mr. Anderson is a trustee of a trust which is the general partner, 28,020 shares held by Anvest, L.P. of which Mr. Anderson is the general partner, and 4,559 shares held by a retirement trust for the benefit of Mr. Anderson. Mr. Anderson disclaims beneficial ownership of the living trust’s and the limited partnerships’ shares except to the extent of his pecuniary interest therein. Includes 24,109 shares held in The Baker Revocable Trust of which G. Leonard Baker, Jr. is a trustee and 59,103 shares are held by Saunders Holdings, L.P. of which Mr. Baker is a general partner. Mr. Baker disclaims beneficial ownership of the trust’s and the limited partnership’s shares except to the extent of his pecuniary interest therein. Includes 88,267 shares held in The William H. Younger, Jr. Revocable Trust of which William H. Younger is the trustee. Mr. Younger disclaims beneficial ownership of the revocable trust’s shares except to the extent of his pecuniary interest therein. Includes 27,399 shares held in the Gregory P. and Sarah J.D. Sands Trust Agreement of which Mr. Sands is a trustee. Mr. Sands disclaims beneficial ownership of the trust agreement’s shares except to the extent of his pecuniary interest therein. Includes 10,092 shares owned by James C. Gaither individually and 7,663 shares held in The Gaither Revocable Trust of which Mr. Gaither is the trustee. Mr. Gaither disclaims beneficial ownership of the trust’s shares except to the extent of his pecuniary interest therein. Includes 48,979 shares held in The White Family Trust of which James N. White is a trustee. Mr. White disclaims beneficial ownership of the family trust’s shares except to the extent of his pecuniary interest therein. Includes 31,847 shares held in the Jeffrey W. and Christina R. Bird Trust Agreement of which Jeffrey W. Bird is a trustee. Mr. Bird disclaims beneficial ownership of the trust agreement’s shares except to the extent of his pecuniary interest therein. Includes 16,660 shares held in The David and Robin Sweet Living Trust of which David E. Sweet is a trustee. Mr. Sweet disclaims beneficial ownership of the living trust’s shares except to the extent of his pecuniary interest therein. Includes 2,717 shares held in the Sheehan 2003 Trust of which the reporting person is a trustee. Mr. Sheehan disclaims beneficial ownership of the trust agreement’s shares except to the extent of his pecuniary interest therein. Inlcudes 1,854 shares held in the Speiser Trust Agreement of which the reporting person is a trustee. Mr. Speiser disclaims beneficial ownership of the trust agreement’s shares except as to the reporting person’s pecuniary interest therein.
(6)	Includes 1,252,609 shares of common stock issued by Mattersight to IGC Fund VI, L.P. pursuant to a Purchase Agreement, dated as of December 19, 2011, by and between IGC Fund VI, L.P. and Mattersight and 1,111,600 shares of common stock purchased by IGC Fund VI, L.P. from Technology Crossover Ventures and certain of its affiliates on or about December 19, 2011.
(7)

This information, which is not within the direct knowledge of Mattersight, has been derived from a Schedule 13G/A filed with the SEC on February 13, 2012 with respect to Common Stock beneficially owned as of December 31, 2011. Based on the information contained therein, John A. Murphy shares voting and investment power with respect to 1,093,089 shares. Mr. Murphy is managing member of Alydar

Capital, LLC and Alydar Partners, LLC, both Delaware limited liability companies, which own and share voting and investment power with respect to 316,484 shares and 1,093,089 shares, respectively, of Common Stock. Alydar Capital, LLC is the general partner of Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P., and Alysun QP Fund, L.P. Alydar Partners, LLC is the investment manager of Alysheba Fund, L.P. (which owns and has sole voting and investment power with respect to 7,987 shares of Common Stock), Alysheba QP Fund, L.P. (which owns and has sole voting and investment power with respect to 245,307 shares of Common Stock), Alysun Fund, L.P. (which owns and has sole voting and investment power with respect to 7,172 shares of Common Stock), Alysun QP Fund, L.P.(which owns and has sole voting and investment power with respect to 56,018 shares of Common Stock), Alysun Fund Limited (which owns and has sole voting and investment power with respect to 17,217 shares of Common Stock), and Alysheba Fund Limited (which owns and has sole voting and investment power with respect to 759,388 shares of Common Stock). Mr. Murphy disclaims beneficial ownership of all such shares.
(8)	This information, which is not within the direct knowledge of Mattersight, has been derived from a Schedule 13G/A filed with the SEC on February 8, 2012 with respect to Common Stock beneficially owned as of December 31, 2011. Based on the information contained therein, Peninsula Capital Management, LP, Peninsula Master Fund, Ltd. and its affiliate, Scott Bedford, beneficially own and share voting and investment power with respect to 1,114,183 shares of Common Stock.
(9)	This information, which is not within the direct knowledge of Mattersight, has been derived from a Schedule 13G/A filed with the SEC on February 14, 2012 with respect to Common Stock beneficially owned as of December 31, 2011. Based on the information contained therein, Seymour L. Goldblatt and Kenneth A. Goldblatt share sole voting and investment power with respect to 843,000 shares of Common Stock, including 166,698 shares beneficially owned by S Squared Capital II Management, LLC and 676,302 shares beneficially owned by S Squared Technology, LLC. Seymour L. Goldblatt and Kenneth A. Goldblatt disclaim beneficial ownership of all such shares, except to the extent of their pecuniary interest therein.
(10)	Includes 333 shares of Common Stock held of record by Mr. Danson’s spouse. Mr. Danson disclaims beneficial ownership of such shares.
(11)	Mr. Tyson’s employment as Vice President of Marketing and Chief Strategy Officer terminated effective February 6, 2012.

Based on our records and information provided to us by our officers, directors, associates and subsidiaries, neither the Company, nor any of its associates or subsidiaries, nor, to our knowledge after making reasonable inquiry, any of the Company’s or any of its majority-owned subsidiary’s directors, executive officers or controlling persons or any associates or subsidiaries thereof, have effected any transactions in our Series B Stock during the 60 days before March 1, 2012.

Transactions and Arrangements Concerning our Common Stock and Series B Stock

Except as disclosed below, neither the Company nor any controlling person nor, to our knowledge, any of our executive officers or directors is a party to any agreement, arrangement, understanding or relationship with us or any other person relating, directly or indirectly, to our Series B Stock and Common Stock, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Common Stock

Stock Incentive Plans. The Company administers one stock incentive plan: the Mattersight Corporation 1999 Stock Incentive Plan (the “1999 Plan”), pursuant to which the Company grants equity-based awards such as restricted stock.

Effective June 22, 1999, the Company adopted the 1999 Plan, which was amended and restated most recently as of May 15, 2008. The 1999 Plan will automatically terminate on May 15, 2018. The 1999 Plan is administered by the compensation committee of the board of directors of the Company (the “Compensation Committee”), which may, in certain circumstances, delegate certain of its duties to one or more of the Company’s executive officers, but the full board retains the right to administer the 1999 Plan in all respects. The Compensation Committee has the power to interpret the 1999 Plan and to adopt rules for the administration, interpretation, and application of the plan according to its terms. Each year, on the first day of our fiscal year, the number of shares available to be issued under the 1999 Plan (other than with respect to incentive stock options) automatically increases by 5% of the number of issued and outstanding shares of Common Stock as of that date. As of March 1, 2012, there were 1,295,232 shares available for issuance or delivery under the 1999 Plan.

The principal purpose of the 1999 Plan is to attract, motivate, reward, and retain selected employees, consultants, agents, and directors through the granting of stock-based compensation awards. Employees and directors are eligible to be granted awards under the 1999 Plan. The Compensation Committee determines who will receive awards under the 1999 Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the 1999 Plan. The 1999 Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), stock appreciation rights, restricted stock awards, and other stock-based awards. The specific terms of the awards are included in the individual award agreements.

Director Equity Compensation. Non-employee directors are eligible to receive automatic grants of stock options under the 1999 Plan, which provides for each non-employee director to receive: (i) an option to purchase 50,000 shares of Common Stock upon commencement of service as a director (an “Initial Grant”); and (ii) an option to purchase 5,000 shares of Common Stock on the day after each annual meeting of stockholders during which such service continues (an “Annual Grant”). Stock options granted to non-employee directors have an exercise price per share equal to the fair market value of a share of Common Stock on the grant date and a maximum term of ten years. Each Initial Grant vests ratably over a period of 48 months from the end of the month following the grant date. Each Annual Grant vests ratably over a period of 48 months, commencing with a vesting of 25% of such Annual Grant on May 31st of the year following the grant date and 6.25% of such Annual Grant on each quarterly vesting date thereafter.

Executive Restricted Stock Grants. The Company believes restricted stock grants incentivize its executives’ performance and further align their interests with those of stockholders because the value of restricted stock grants increases or decreases with the Company’s stock price. The annual restricted stock awards granted to the Company’s executive officers have a four year vesting period because the Company believes that long vesting periods encourage its executives to focus on the Company’s long-term business objectives and long-term stock price performance. In addition, these long vesting periods are a significant factor in retaining executives thereby providing consistency in Company leadership. In the past, the annual restricted stock awards vested 25% one year after the grant date, with the remainder vesting on an equal quarterly basis thereafter for 16 quarters. However, for the last two years, the annual restricted stock awards have vested on an equal quarterly basis over a four year period, commencing with the quarterly vesting occurring at the end of May. This change in the vesting schedule was designed to give participants a more immediate benefit at a time when base salary levels were reduced across the Company. The Compensation Committee has discretion to grant awards with different vesting schedules for new hires or in other cases, as may be recommended by management.

Employment Agreements. The Company has entered into employment agreements with certain executive officers, through which the executive officers are eligible to participate in the Company’s compensation programs, including annual bonus, equity incentive awards, and other employee benefit programs, at the discretion of the Compensation Committee. The Company has entered into such employment agreements with Kelly D. Conway, who serves as chief executive officer and president, William B. Noon, who serves as vice president and chief financial officer, Christine R. Carsen, who serves as vice president, general counsel and corporate secretary, Karen Bolton, executive vice president of client management, Christopher J. Danson, executive vice president of delivery, and David R. Gustafson, vice president of marketing and product management of the Company.

Common Stock Purchases by IGC Fund. On December 19, 2011, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with IGC Fund VI, L.P. (“IGC Fund”). Pursuant to the terms of the Purchase Agreement, on December 20, 2011 (the “Closing Date”), we sold and issued 1,252,609 shares (the “New Shares”) of the Company’s Common Stock, par value $0.01 per share, to IGC Fund at a price of $4.79 per share. The aggregate consideration received from the sale of the New Shares was approximately $6.0 million. On or about December 19, 2011, IGC Fund purchased 1,111,600 shares (the “Additional Shares” and, together with the New Shares, the “Registrable Shares”) of the Company’s common stock, par value $0.01 per share, from TCV. The Additional Shares were originally sold and issued by the Company to TCV in connection with that certain Common Stock Purchase Agreement, dated as of May 26, 2000, by and between the Company and TCV.

Registration Rights Agreement. On December 19, 2011, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with IGC Fund VI, LP. Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission (the “Registration Statement”) within 90 days following the closing of the sale of the Common Stock purchased in the IGC Purchase Agreement to IGC Fund VI, LP to enable the resale of the Common Stock purchased in the IGC Purchase Agreement. The Company has further agreed to use its best efforts to cause the Registration Statement to become effective within 180 days after the closing of the sale of the Common Stock to IGC Fund VI, LP.

Series B Stock

Offer to Purchase. Our directors and executive officers who are holders of Series B Stock will receive the Offer and be eligible to tender their shares of Series B Stock on the same basis as any other holder of Series B Stock.

Settlement Agreement. On December 19, 2011, we entered into a Settlement Agreement with various affiliates of TCV to settle arbitration relating to the parties’ dispute regarding the effect of the sale of the Company’s Integrated Contact Solutions Business Unit under the Certificate of Designations for the Series B Stock. Under the terms of the Settlement Agreement, the Company repurchased, as of December 20, 2011, all of the 1,872,805 shares of Series B Stock held by TCV for $8.60 per share plus accrued and unpaid dividends. The Company paid cash equal to $5.10 plus accrued and unpaid dividends per share, and issued promissory notes for $3.50 per share. The total amount of the transaction was $16.4 million, of which $9.9 million was paid in cash and $6.5 million was paid in the form of promissory notes. The promissory notes accrue interest at the rate of 7% per annum and are payable on December 31, 2012. The promissory notes are unsecured and contain customary representations and warranties, conditions, covenants and events of default.

Promissory Notes with Former Holders of Series B Stock. On December 20, 2011, in connection with the Settlement Agreement, the Company issued promissory notes to TCV III (GP), TCV III (Q), L.P., TCV III, L.P., TCV III Strategic Partners, L.P., TCV IV, L.P. and TCV IV Strategic Partners, L.P. in the aggregate amount of approximately $6.5 million in partial consideration for the purchase of the Series B Stock held by TCV. The promissory notes accrue interest at the rate of 7% per annum and are payable on December 31, 2012. The promissory notes contain customary representations and warranties, conditions, covenants and events of default, including an obligation by the Company to apply 50% of the net proceeds from any issuance of equity to pay down the principal on such promissory notes within 5 business days of such sale. On December 27, 2011, the Company paid down $3 million of its promissory notes and as of December 31, 2011, $3.5 million remains outstanding.

Letter Agreements with Certain Holders of Series B Stock. Effective December 19, 2011, the Company entered into letter agreements with certain holders of the Series B Stock holding 1,559,091 shares of Series B Stock when the Company announced that it intended to commence a tender offer in the first quarter of 2012 to purchase an additional 111,605 shares of Series B Stock at a cash purchase price of $8.60 per share, plus accrued and unpaid dividends. Pursuant to the Letter Agreements, such holders of Series B Stock have informed the

Company that they will not sell their Series B Stock in the tender offer. The holders of Series B Stock who executed the Letter Agreements are Sutter Hill Ventures, a significant stockholder of the Company; Kelly D. Conway, a director and the president and chief executive officer of the Company; William B. Noon, vice president and chief financial officer of the Company; Michael Murray, a director of the Company; Christopher J. Danson, executive vice president of delivery of the Company; and Michael Tokarz, a significant stockholder of the Company.

Investor Rights Agreement. On December 19, 2001, in connection with the closing of a private placement for the shares of Series B Stock, Mattersight, TCV and Sutter Hill Ventures entered into an Amended and Restated Investor Rights Agreement (“Investor Rights Agreement”). Under the Investor Rights Agreement, Mattersight agreed to use its best efforts to file a Registration Statement on Form S-3 for the shares of Common Stock issuable upon the conversion of the Series B Stock issued in the private placement, plus certain previously owned TCV shares, declared effective within 180 days after closing. Mattersight filed a Form S-3 Registration Statement in connection with the Amended and Restated Investor Rights Agreement on September 24, 2002.

The foregoing descriptions of agreements and arrangements involving our Series B Stock and Common Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

11.	Purpose of the Offer; Other Plans for the Company

Purpose of the Offer. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Series B Stock without the usual transaction costs and complications associated with transferring a security such as the Series B Stock for which there is no established trading market. On December 19, 2011, we entered into a Settlement Agreement with various affiliates of TCV to settle arbitration relating to the parties’ dispute regarding whether the sale of the Company’s Integrated Contact Solutions Business Unit triggered immediate payment of the liquidation preference under the Certificate of Designations for the Series B Stock. Under the terms of the Settlement Agreement, the Company repurchased, as of December 20, 2011, all of the 1,872,805 shares of Series B Stock held by TCV for $8.60 per share plus accrued and unpaid dividends. The Offer represents an opportunity for stockholders to sell all or a portion of their Series B Stock at the same purchase price paid by the Company for each share of Series B Stock purchased by the Company pursuant to the Settlement Agreement. See Section 6 – “Price Range of the Series B Stock; Dividends on the Series B Stock” of this Offer to Purchase. Additionally, stockholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. See Section 11 – “Purpose of the Offer; Other Plans for the Company” of this Offer to Purchase.

We intend to retire the shares of Series B Stock that we acquire pursuant to the Offer.

Other Plans for the Company. Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in the future in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•

any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities currently quoted on Nasdaq ceasing to be authorized to be quoted on NASDAQ;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we regularly consider alternatives to enhance stockholder value, including open market repurchases of our shares, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

12.	Certain Conditions of the Offer

The Offer is not conditioned on any minimum number of shares of Series B Stock being tendered, nor is the Offer subject to any financing condition or contingency. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares of Series B Stock tendered, and may terminate, extend or amend the Offer or may (subject to applicable law), postpone the acceptance for payment of or the payment for any shares of Series B Stock tendered, if at any time on or after the commencement of the Offer and on or prior to the Expiration Date (or such other time as specified below) any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Series B Stock in the Offer:

•

there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order, administrative action, investigation, arbitration, litigation, suit or other civil or criminal proceeding, or any other decision, judgment, writ, decree, award or other determination of any government authority, audit, review, ruling, other action or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•

make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the shares of Series B Stock pursuant to the Offer or otherwise relates in any manner to the Offer;

•	make the acceptance for payment of, or payment for, some or all of the shares of Series B Stock illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares of Series B Stock to be purchased pursuant to the Offer; or

•

materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the shares of Series B Stock pursuant to the Offer;

•

any change (or any condition, event or development involving a prospective change) shall have occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, income, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of its subsidiaries, which, in our reasonable judgment, is or may be materially adverse, or we will have become aware of any fact which, in our reasonable judgment, has or may have material adverse significance with respect to the Company or any of its subsidiaries;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material adverse change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•	a material impairment in the trading market for debt securities in the United States;

•

a decrease of more than 10% in the market price of our Common Stock or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on March 15, 2012, the last trading day prior to announcement of the Offer;

•

the commencement or declaration of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after March 16, 2012;

•	any material escalation of any war or armed hostilities which had commenced prior to March 16, 2012;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•	any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

any approval, permit, authorization, favorable review, consent or other action of any domestic or foreign governmental, administrative or regulatory agency, authority, tribunal or third party required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion, and regardless of the circumstances (including any action or inaction by us or any of our affiliates) giving rise to any such condition.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to any such condition, and may be waived by us (other than those conditions dependent upon the receipt of necessary government approvals), in whole or in part, at any time and from time to time in our reasonable discretion.

If any of the foregoing conditions of the Offer shall not have been satisfied or waived by us, other than, in the case of any waiver, those conditions dependent upon the receipt of necessary government approvals, we reserve the right, but will not be obligated, subject to applicable law, to:

•	return the shares of Series B Stock tendered pursuant to the Offer to the tendering holders thereof;

•

waive all unsatisfied conditions, other than those dependent upon the receipt of necessary government approvals, and accept for payment any shares of Series B Stock that are validly tendered and not properly withdrawn on or prior to the Expiration Date;

•	extend the Expiration Date and retain all tendered shares of Series B Stock until the purchase date for the Offer; or

•	otherwise amend the Offer.

Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 1 – “Terms of the Offer; Proration” of this Offer to Purchase.

13.	Certain Legal Matters

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Series B Stock as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Series B Stock as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares of Series B Stock tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase shares of Series B Stock if any of the conditions in Section 12 – “Certain Conditions of the Offer” of this Offer to Purchase have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares of Series B Stock tendered pursuant to the Offer pending the outcome of any such matter. Any approval or other action, if needed, may not be obtained or may not be able to be obtained without substantial cost or conditions. Furthermore, the failure to obtain the approval or other action might result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any shares of Series B Stock tendered. See Section 12 – “Certain Conditions of the Offer” of this Offer to Purchase.

14.	Fees and Expenses

We have retained Broadridge Corporate Issuer Solutions, Inc. to act as both the Information Agent and the Depositary in connection with the Offer. The Information Agent may contact holders of Series B Stock by mail, telephone, and personal interviews. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Series B Stock except as otherwise provided in Instruction 6 to the Letter of Transmittal.

15.	Legal Proceedings

On December 19, 2011, the Company entered into a Settlement Agreement with various affiliates of TCV to settle arbitration related to TCV’s rights as a holder of the Company’s Series B Stock, par value $0.01 per share. The purpose of the arbitration was to resolve the parties’ dispute regarding the effect of the sale of the Company’s Integrated Contact Solutions Business Unit under the Certificate of Designations for the Series B Stock. Under the terms of the Settlement Agreement, the Company repurchased, as of December 20, 2011, all of the 1,872,805 shares of Series B Stock held by TCV for $8.60 per share plus accrued and unpaid dividends. The Company paid cash equal to $5.10 plus accrued and unpaid dividends per share, and issued promissory notes for $3.50 per share. The total amount of the transaction was $16.4 million, of which $9.9 million was paid in cash and $6.5 million was paid in the form of promissory notes. The promissory notes accrue interest at the rate of 7% per annum and are payable on December 31, 2012. The promissory notes are unsecured and contain customary representations and warranties, conditions, covenants and events of default. On December 27, 2011, the Company paid down $3 million of its promissory notes and as of December 31, 2012, $3.5 million remains outstanding.

We are not aware of any other material pending legal proceeding relating to the Offer.

16.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Series B Stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Series B Stock in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

We have not authorized any person to give any information or to make any representation on behalf of us not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

March 16, 2012	MATTERSIGHT CORPORATION

The Letters of Transmittal (or, for Eligible Institutions only, a manually signed facsimile thereof), certificates evidencing Series B Stock (if held as physical certificates) and any other required documents should be sent or delivered by each stockholder to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Broadridge Corporate Issuer Solutions, Inc.

By Overnight Delivery and Hand Delivery:	By Mail:
Broadridge Corporate Issuer Solutions Inc.	Broadridge Corporate Issuer Solutions Inc.
Attn: Reorganization Dept. 1981 Marcus Avenue, Suite 100 Lake Success, NY 11042	Attn: Reorganization Dept. 1981 Marcus Avenue, Suite 100 Lake Success, NY 11042

(For Eligible Institutions only)
Facsimile Transmission: 201-239-4713
Confirm Receipt of Facsimile By Telephone: 866-902-1603 (option 2)

Questions or requests for assistance may be directed to the Information Agent at the telephone number set forth below. Additional copies of this Offer to Purchase, the Letters of Transmittal, and the Notice of Guaranteed Delivery may also be obtained from the Information Agent.

The Information Agent for the Offer is:

Broadridge Corporate Issuer Solutions, Inc.

Toll Free Number: 877-830-4936